Exhibit 99.1

INNOVATE Announces Successful Closing of Broadcasting Refinancing and Agrees to Partial Sale of Broadcasting

NEW YORK, NY, June 1, 2026 (GLOBE NEWSWIRE) -- INNOVATE Corp. (NYSE: VATE) (“INNOVATE” or the “Company”) announced today that HC2 Broadcasting Holdings Inc. (“Broadcasting”) closed on a refinancing transaction and that Broadcasting and HC2 Broadcasting Holdco, LLC (“HC2 Holdco”), subsidiaries of INNOVATE, have entered into a definitive agreement pursuant to which INNOVATE will sell a controlling interest in Broadcasting to CONX CORP. (“CONX”), subject to the satisfaction of customary closing conditions, including the receipt of required regulatory approvals. After the closing of the transaction, it is expected that CONX will own approximately 75% of Broadcasting and INNOVATE will own approximately 25% of Broadcasting through HC2 Holdco.

"We view this transaction as an important step forward in addressing INNOVATE’s capital structure while reinforcing our strategic priorities,” said Paul Voigt, Interim CEO of INNOVATE. "Broadcasting and its subsidiaries have successfully acquired and built 260 TV broadcast television stations since 2017, with considerably more underway. Today the segment operates the largest portfolio of Class A and LPTV licenses in the country, distributing more than 50 broadcast networks in over 40 states."

Refinancing Transaction

Broadcasting entered into a $105 million loan agreement (the “New Loan”) with HC2 Merger Sub, LLC, a subsidiary of CONX (“Merger Sub”). The proceeds of the New Loan were used to fully satisfy Broadcasting’s existing 8.50% and 11.45% notes, to fund the repurchase of certain equity interests held by Broadcasting’s noteholders, and to pay related transaction costs. The New Loan and interest accrued thereon are expected to be extinguished as consideration in the Merger and will not require cash repayment upon closing of the merger. The New Loan matures on May 29, 2027, subject to earlier acceleration in accordance with its terms.

Merger Agreement

INNOVATE has entered into a merger agreement pursuant to which Merger Sub will merge with and into Broadcasting, with Broadcasting as the surviving corporation. As a result of the merger, after the closing it is expected that CONX will own approximately 75% of Broadcasting and INNOVATE will own approximately 25% of Broadcasting through HC2 Holdco.

As part of the merger, CONX has agreed to provide Broadcasting with an equity commitment of up to $75 million to be funded after closing of the merger, subject to reduction for post-closing purchase price adjustments, and certain expense and indemnification obligations, and the New Loan and interest accrued thereon will be extinguished upon closing of the merger.

For an 18-month period from and after the closing date, INNOVATE will have the option to purchase up to 15% of Broadcasting’s ownership, on a fully diluted basis, from CONX. The transaction has been approved by the Boards of Directors of each of INNOVATE and CONX.

In connection with the merger agreement, CONX, INNOVATE and an affiliate of CONX (the “CONX Affiliate”) have also entered into a letter agreement pursuant to which CONX and INNOVATE have granted the CONX Affiliate an option, exercisable for a period of two years from the date of the letter agreement, to acquire up to 80.1% of the equity interests of Broadcasting on a fully-diluted basis. If the CONX Affiliate exercises such option, the CONX Affiliate would first acquire all of the equity interests of Broadcasting held by CONX, together with an additional amount of equity interests from INNOVATE necessary to reach the 80.1% threshold, subject to INNOVATE's right to require the CONX Affiliate to first acquire all of INNOVATE’s remaining equity interests in Broadcasting.

For more information, please refer to the Form 8-K that will be filed by INNOVATE with the U.S. Securities and Exchange Commission (the “SEC”).

About INNOVATE
INNOVATE Corp. is a portfolio of best-in-class assets in three key areas of the new economy. Dedicated to stakeholder capitalism, INNOVATE employs approximately 3,700 people across its subsidiaries. For more information, please visit: http://www.innovatecorp.com.

About Broadcasting
Broadcasting and its subsidiaries strategically acquire and operate over-the-air broadcasting stations across the United States.

About CONX CORP.
CONX is a diversified operating entity seeking opportunities to power the next generation of innovators in communications and connectivity. CONX’s mission is to partner with emerging companies with quality management and strong and differentiated business models with the ability to scale quickly.

Advisors
Cleary Gottlieb Steen & Hamilton LLP is serving as legal advisor to the Company. Dundon Advisers LLC is serving as financial advisor to the Company.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed merger of Broadcasting and Merger Sub, including, but not limited to, statements regarding: the proposed merger and the anticipated timing of the closing thereof; the refinancing transaction and the terms thereof; the expected benefits of the transaction to INNOVATE and its stockholders; the equity commitment from CONX and the anticipated use and timing of funding thereof; the expected ownership structure following the merger; INNOVATE’s option to purchase additional ownership; the business, operations and prospects of Broadcasting and its subsidiaries following the merger; the development of ATSC 3.0 and 5G capabilities; and INNOVATE’s strategies with respect to its capital structure. These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “strategy,” “future,” “opportunity,” “may,” “will,” and similar expressions. Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties. You are cautioned that these statements are not guarantees of future performance and that INNOVATE’s actual results may differ materially from those set forth in the forward-looking statements.

Many factors could cause actual results to differ materially from these forward-looking statements, including, but not limited to: (i) the failure to complete the proposed merger on anticipated terms and timing or at all; (ii) the failure to obtain FCC approval or other required regulatory approvals in a timely manner or at all, or the imposition of conditions in connection with such approvals; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement or an acceleration of the New Loan; (iv) the effect of the announcement or pendency of the transaction on INNOVATE’s or Broadcasting’s business; (v) macroeconomic conditions and (vi) the other risks and uncertainties under the heading “Risk Factors” set forth in INNOVATE’s Annual Report on Form 10-K, as supplemented by INNOVATE’s quarterly reports on Form 10-Q, and other filings with the SEC. Such filings are available on INNOVATE’s website or at

www.sec.gov. You should not place undue reliance on these forward-looking statements, which are made only as of the date of this press release. INNOVATE undertakes no obligation to publicly update or revise these forward-looking statements to reflect subsequent developments, events, or circumstances, except as may be required under applicable securities laws.

Investor Contact:
Solebury Strategic Communications Anthony Rozmus

(212) 235-2691
Email: ir@innovatecorp.com